Exhibit 99.1

full year and fourth Quarter 2022 Earnings Results

Sixth Street Specialty Lending, Inc. Reports Full Year and Fourth Quarter 2022 Earnings Results; Declares a $0.01 Per Share Increase in First Quarter Base Dividend Per Share to $0.46, and a Fourth Quarter Supplemental Dividend of $0.09 Per Share

NEW YORK—February 16, 2023— Sixth Street Specialty Lending, Inc. (NYSE: TSLX, or the “Company”) today reported net investment income of $2.13 per share and net income of $1.38 per share, for the year ended December 31, 2022. For the quarter ended December 31, 2022 net investment income and net income per share were $0.65 and $0.57, respectively. The Company’s net investment income in the fourth quarter was driven by higher fees from elevated repayment activity, as well as a robust level of interest income from the strength in the core earnings power of the portfolio. Return on equity (ROE) for the full year 2022 was 12.7% and 8.3% on a net investment income and a net income basis, respectively. Annualized ROE for the fourth quarter 2022 was 15.9% and 14.0% on a net investment income and a net income basis, respectively.

Net Investment Income Per Share
2022: Q4 2022:	$2.13 $0.65
2022 (adjusted): Q4 2022 (adjusted):	$2.01 $0.64

Both net investment income per share and net income per share for the year include approximately $0.11 per share unwind of previously accrued capital gains incentive fees in 2022, which is a non-cash reversal. Excluding the impact of the unwind of capital gains incentive fee expenses for the year, the Company’s adjusted net investment income and adjusted net income for the year ended December 31, 2022 were $2.01 per share $1.27 per share, respectively. For the quarter ended December 31, 2022, adjusted net investment income per share was $0.64 and adjusted net income per share was $0.56. Return on equity (ROE) for the full year 2022 was 12.0% and 7.6% on an adjusted net investment income and an adjusted net income basis, respectively. Annualized ROE for the fourth quarter 2022 was 15.5% and 13.6% on an adjusted net investment income and an adjusted net income basis, respectively.

Net Income Per Share
2022: Q4 2022:	$1.38 $0.57
2022 (adjusted): Q4 2022 (adjusted):	$1.27 $0.56

Reported net asset value (NAV) per share was $16.48 at December 31, 2022 as compared to $16.36 at September 30, 2022. The Company announced that its Board of Directors has increased its quarterly base dividend, raising this figure by $0.01 per share to $0.46 per share to shareholders of record as of March 15, and payable on March 31. The Board also announced a fourth quarter supplemental dividend of $0.09 per share to shareholders of record as of February 28, 2023, payable on March 20, 2023. Giving effect to the impact of the supplemental dividend, the Company’s fourth quarter adjusted NAV per share was $16.39 as compared to adjusted NAV per share of $16.73 at December 31, 2021. The primary driver of this year’s NAV per share decline was from unrealized losses as the Company incorporated the impact of wider credit market spreads on the valuation of its portfolio.

Return On Equity
2022 (NII): Q4 2022 (NII):	12.7% 15.9%
2022 (NI): Q4 2022 (NI):	8.3% 14.0%
2022 (Adj. NII): Q4 2022 (Adj. NII):	12.0% 15.5%
2022 (Adj. NI): Q4 2022 (Adj. NI):	7.6% 13.6%

Post-quarter end, the Company satisfied the maturity of its $150 million January 2023 unsecured notes through utilization of undrawn capacity on its revolving credit facility. The settlement marginally decreased the Company’s weighted average cost of debt and had no impact on leverage.

Net Asset Value
Q4 2022 ($MM):	$1,341.6
Q4 2022 (per share):	$16.48
Q4 2022 (per share, adj.):	$16.39

Dividends (per share)
Q4 2022 (Base):	$0.45
2022 (Base):	$1.69
2022 (Supp/Special):	$0.13
2022 (Total):	$1.82

Portfolio and Investment Activity

Full Year

For the year ended December 31, 2022, new investment commitments totaled $1,084.2 million. This compares to $1,389.1 million for the year ended December 31, 2021.

For the year ended December 31, 2022, the principal amount of new investments funded was $864.0 million in 24 new portfolio companies, 22 existing portfolio companies and 41 structured credit investments. For this period, the Company had $653.8 million aggregate principal amount in exits and repayments.

2022 Origination Activity
Commitments:	$1,084.2MM
Fundings:	$864.0MM
Net Fundings:	$210.2MM

For the year ended December 31, 2021, the principal amount of new investments funded was $1,117.4 million in 25 new portfolio companies and 26 existing portfolio companies. For this period, the Company had $1,004.5 million aggregate principal amount in exits and repayments.

Fourth Quarter

For the quarter ended December 31, 2022, new investment commitments totaled $241.4 million. This compares to $384.6 million for the quarter ended September 30, 2022.

Q4 2022 Origination Activity
Commitments:	$241.4MM
Fundings:	$211.9MM
Net Repayments:	$69.7MM

For the quarter ended December 31, 2022, the principal amount of new investments funded was $211.9 million across 7 new portfolio companies, 5 existing portfolio companies and 1 structured credit position. For this period, the Company had $281.6 million aggregate principal amount in exits and repayments. For the quarter ended September 30, 2022, the principal amount of new investments funded was $274.4 million across 7 new portfolio companies, 6 existing portfolio companies and 18 structured credit investments. For this period, the Company had $15.8 million aggregate principal amount in exits and repayments.

Average Investment Size[1]
$35.1MM (1.3% of the portfolio at fair value)

As of December 31, 2022 and September 30, 2022, the Company had investments in 78[1] and 75[2] portfolio companies, respectively, with an aggregate fair value of $2,787.9 million and $2,806.1 million, respectively. As of December 31, 2022, the average investment size in each portfolio company was $35.1[1] million based on fair value.

First Lien Debt Investments (% FV)
90.3%

As of December 31, 2022, the Company’s portfolio based on fair value consisted of 90.3% first-lien debt investments, 1.5% second-lien debt investments, 1.8% structured credit investments, 0.4% mezzanine debt investments, and 6.0% equity and other investments. As of September 30, 2022, the Company’s portfolio based on fair value consisted of 90.4% first-lien debt investments, 1.5% second-lien debt investments, 1.8% structured credit investments, 0.4% mezzanine investments, and 5.9% equity and other investments.

Floating Rate Debt Investments[3] (% FV)
98.9%

As of December 31, 2022, 98.9% of debt investments based on fair value in the portfolio bore interest at floating rates, with 100.0% of these subject to reference rate floors. The Company’s credit facilities also bear interest at floating rates. In connection with the Company’s Unsecured Notes, which bear interest at fixed rates, the Company has entered into fixed-to-floating interest rate swaps in order to align the nature of the interest rates of its liabilities with its investment portfolio.

For the period ended December 31, 2022 and September 30, 2022, the weighted average total yield of debt and income-producing securities at fair value (which includes interest income and amortization of fees and discounts) was 13.5% and 12.3%, respectively, and the weighted average total yield of debt and income-producing securities at amortized cost (which includes interest income and amortization of fees and discounts) was 13.4% and 12.2%, respectively.

As of December 31, 2022, non-accrual investments represented less than 0.01% of the portfolio at fair value.

Weighted Average Yield of Debt and Incoming-Producing Securities
Yield at Fair Value:	13.5%
Yield at Amortized Cost:	13.4%

1.       As of December 31, 2022, excludes 43 structured credit investments with a total fair value of $51.4 million.

2.      As of September 30, 2022, excludes 43 structured credit investments with a total fair value of $52.0 million.

3.      Calculation includes income earning debt investments only.

Results of Operations for the full year and Three Months Ended december 31, 2022

Full Year

For the years ended December 31, 2022 and 2021, investment income totaled $309.3 million and $278.6 million, respectively. The increase in investment income was primarily the result of higher interest from investments driven by increased all-in yields. Net expenses totaled $140.4 million and $135.8 million for the years ended December 31, 2022 and 2021, respectively. The increase in net expenses was primarily due to the upward movement in reference rates which increased the Company’s weighted average interest rate on average debt outstanding.	2022
	Investment Income:	$309.3MM
	Net Expenses:	$140.4MM

Fourth Quarter

For the three months ended December 31, 2022 and 2021, total investment income was $100.1 million and $78.3 million, respectively. The increase in total investment income was primarily the result of higher interest from investments driven by increased all-in yields.

Q4 2022
Investment Income:	$100.1MM
Net Expenses:	$46.4MM

Net expenses totaled $46.4 million and $32.5 million for the three months ended December 31, 2022 and 2021, respectively. The increase in expenses was primarily driven by higher interest expense resulting from an increase in the average debt outstanding and higher incentive fees due to an increase in pre-incentive fee net investment income.

Total Principal Debt Outstanding
$1,516.8MM

Debt and Capital Resources

As of December 31, 2022, the Company had $25.6 million in cash and cash equivalents (including $15.4 million of restricted cash), total principal value of debt outstanding of $1,516.8 million, and $865.7 million of undrawn capacity on its revolving credit facility, subject to borrowing base and other limitations. At year end, aggregate commitments under the Company’s revolving credit facility were $1.585 billion, in accordance with the accordion feature.

The Company’s weighted average interest rate on debt outstanding was 5.6% and 4.3% for the three months ended December 31, 2022 and September 30, 2022, respectively. At December 31, 2022, the Company’s debt to equity ratio was 1.13x, compared to 1.16x at September 30, 2022. Average debt to equity was 1.14x and 1.15x during the three months ended December 31, 2022 and September 30, 2022, respectively.

Debt-to-Equity Ratio
Q4 2022 Quarter End:	1.13x
2022 Average[1]:	1.03x
Q4 2022 Average[1]:	1.14x

1.       Daily average debt outstanding during the quarter divided by the daily average net assets during the quarter. Daily average net assets is calculated by starting with the prior quarter end net asset value and adjusting for capital activity during the quarter (adding common stock offerings / DRIP contributions).

LIQUIDITY AND FUNDING PROFILE

Liquidity

The following tables summarize the Company’s liquidity at December 31, 2022 and changes to unfunded commitments since September 30, 2022.

$ Millions

Revolving Credit Facility		Unfunded Commitment Activity
Revolver Capacity	$1,585	Unfunded Commitments (See Note 8 in 9/30/22 10-Q)	$394
Drawn on Revolver	($719)	Extinguished Unfunded Commitments	($50)
Unrestricted Cash Balance	$10	New Unfunded Commitments	$30
Total Liquidity (Pre-Unfunded Commitments)	$876	Net Drawdown of Unfunded Commitments	($38)
Available Unfunded Commitments[1]	($178)	Total Unfunded Commitments	$336
Total Liquidity (Burdened for Unfunded Commitments)	$698	Unavailable Unfunded Commitments[1]	($158)
		Available Unfunded Commitments[1]	$178
1.

Commitments may be subject to limitations on borrowings set forth in the agreements between the Company and the applicable portfolio company. As a result, portfolio companies may not be eligible to borrow the full commitment amount on such date.

Note: May not sum due to rounding.

Funding Profile

At December 31, 2022, the Company’s funding mix was comprised of 53% unsecured and 47% secured debt. As illustrated below, the Company’s weighted average remaining life of investments funded with debt was ~2.6 years, compared to a weighted average remaining maturity on debt of ~3.8 years***. Post quarter-end, the Company satisfied the maturity of its $150 million January 2023 unsecured notes through utilization of undrawn capacity on its revolving credit facility.

*Includes $25 million of non-extending commitments with a maturity of January 31, 2025 and a revolving period ending January 31, 2024 and $50 million of non-extending commitments with a maturity of February 4, 2026 and a revolving period ending February 4, 2025.

**$150 million unsecured notes with a January 22, 2023 maturity date were repaid post-quarter end.            ***Adjusted for the repayment of the January 2023 unsecured notes that were repaid on January 23, 2023.

1.

Net of Deferred Financing Costs and Interest Rate Fair Value Hedging. Deferred Financing Costs total $19.1M at 12/31/21, $17.8M at 3/31/22, $20.6M at 6/30/22, $19.1M at 9/30/22 and $17.8M at 12/31/22. Fair value hedge on interest rate swaps related to the 2024 and 2026 notes total $2.5M at 9/30/21, ($5.9M) at 12/31/21, ($33.0M) at 3/31/22, ($41.1M) at 6/30/22, ($58.3M) at 9/30/22 and ($55.1M) at 12/31/22.

2.

Weighted by amortized cost of debt investments. Investments are financed by debt and equity capital.  This analysis assumes longer-dated investments are currently funded by equity capital (48% of investments) and the remaining (shorter-dated) investments (52% of investments) are currently funded by debt financing. Investments for purposes of this analysis exclude unfunded commitments, and equity capital is defined as 12/31/22 net assets.

3.	Weighted by gross commitment amount.

Note: Numbers may not sum due to rounding.

Conference Call and Webcast

Conference Call Information:

A conference call to discuss the Company’s financial results will be held at 8:30 a.m. Eastern Time on February 17, 2023. The conference call will be broadcast live in listen-only mode on the Investor Resources section of TSLX’s website at https://sixthstreetspecialtylending.gcs-web.com/events-and-presentations. The Events & Presentations page of the Investor Resources section of TSLX’s website also includes a slide presentation that complements the Earnings Conference Call. Please visit the website to test your connection before the webcast.

Research analysts who wish to participate in the conference call must first register at https://register.vevent.com/register/BI882d24f38fa541baa631789746d23403. Upon registration, all telephone participants will receive a confirmation email detailing how to join the conference call, including the dial-in number along with a unique passcode and registrant ID that can be used to access the call.

Replay Information:

A recorded version will be available under the same webcast link (https://sixthstreetspecialtylending.gcs-web.com/events-and-presentations) following the conclusion of the conference call.

Financial Highlights

(Amounts in millions, except per share amounts)

		Three Months Ended
		(unaudited)
	December 31, 2022	September 30, 2022	December 31, 2021
Investments at Fair Value	$2,787.9	$2,806.1	$2,521.6
Total Assets	$2,836.9	$2,859.7	$2,551.9
Net Asset Value Per Share	$16.48	$16.36	$16.84
Supplemental Dividend Per Share	$0.09	$0.00	$0.11
Special Dividend Per Share	$—	$—	$—
Adjusted Net Asset Value Per Share (1)	$16.39	$16.36	$16.73

Investment Income	$100.1	$77.8	$78.3
Net Investment Income	$52.6	$37.2	$46.2
Net Income	$46.3	$34.4	$41.8
Accrued Capital Gains Incentive Fee Expense	$(1.1)	$(0.0)	$(0.0)
Adjusted Net Investment Income (2)	$51.5	$37.2	$46.2
Adjusted Net Income (2)	$45.1	$34.4	$41.8

Net Investment Income Per Share	$0.65	$0.47	$0.63
Net Income (Loss) Per Share	$0.57	$0.43	$0.57
Accrued Capital Gains Incentive Fee Expense Per Share	$(0.01)	$(0.00)	$(0.00)
Adjusted Net Investment Income Per Share (2)	$0.64	$0.47	$0.63
Adjusted Net Income (Loss) Per Share (2)	$0.56	$0.43	$0.57

Annualized Return on Equity (Net Investment Income) (3)	15.9%	11.5%	14.6%
Annualized Return on Equity (Net Income) (3)	14.0%	10.7%	13.2%
Annualized Return on Equity (Adjusted Net Investment Income) (2)(3)	15.5%	11.5%	14.6%
Annualized Return on Equity (Adjusted Net Income) (2)(3)	13.6%	10.6%	13.2%

Weighted Average Yield of Debt and Income Producing Securities at Fair Value	13.5%	12.3%	10.0%
Weighted Average Yield of Debt and Income Producing Securities at Amortized Cost	13.4%	12.2%	10.2%
Percentage of Debt Investment Commitments at Floating Rates (4)	98.9%	98.9%	98.9%
1.	Adjusted net asset value per share gives effect to the supplemental dividend declared related to earnings or special dividend in the applicable period.
2.

Adjusted to exclude the capital gains incentive fee that was accrued, but not paid, related to cumulative unrealized capital gains in excess of cumulative net realized capital gains less any cumulative unrealized losses and capital gains incentive fees paid inception to date.

3.	Return on equity is calculated using prior period’s ending net asset value per share.
4.	Includes one or more fixed rate investments for which the Company entered into an interest rate swap agreement to swap to floating rate. Calculation includes income earning debt investments only.

Financial Statements and Tables

Sixth Street Specialty Lending, Inc.
Consolidated Balance Sheets

(Amounts in thousands, except share and per share amounts)

	December 31,	December 31,
	2022	2021
Assets
Investments at fair value
Non-controlled, non-affiliated investments (amortized cost of $2,707,442 and $2,354,984, respectively)	$2,717,170	$2,434,797
Non-controlled, affiliated investments (amortized cost of $0 and $12,666, respectively)	—	27,017
Controlled, affiliated investments (amortized cost of $67,284 and $64,362, respectively)	70,755	59,779
Total investments at fair value (amortized cost of $2,774,726 and $2,432,012, respectively)	2,787,925	2,521,593
Cash and cash equivalents (restricted cash of $15,437 and $14,399 respectively)	25,647	15,967
Interest receivable	18,846	10,775
Prepaid expenses and other assets	4,529	3,522
Total Assets	$2,836,947	$2,551,857
Liabilities
Debt (net of deferred financing costs of $17,760 and $19,147, respectively)	$1,441,796	$1,185,964
Management fees payable to affiliate	10,526	9,380
Incentive fees on net investment income payable to affiliate	10,918	9,789
Incentive fees on net capital gains accrued to affiliate	6,064	14,928
Dividends payable	—	30,926
Other payables to affiliate	3,265	3,149
Other liabilities	22,809	21,873
Total Liabilities	1,495,378	1,276,009
Commitments and contingencies (Note 8)
Net Assets
Preferred stock, $0.01 par value; 100,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.01 par value; 400,000,000 shares authorized, 82,053,537 and 76,067,586 shares issued, respectively; and 81,389,287 and 75,771,542 shares outstanding, respectively	821	761
Additional paid-in capital	1,294,751	1,189,275
Treasury stock at cost; 664,250 and 296,044 shares held, respectively	(10,459)	(4,291)
Distributable earnings	56,456	90,103
Total Net Assets	1,341,569	1,275,848
Total Liabilities and Net Assets	$2,836,947	$2,551,857
Net Asset Value Per Share	$16.48	$16.84

Sixth Street Specialty Lending, Inc.

Consolidated Statements of Operations

(Amounts in thousands, except share and per share amounts)

	Year Ended	Year Ended	Year Ended
	December 31, 2022	December 31, 2021	December 31, 2020
Income
Investment income from non-controlled, non-affiliated investments:
Interest from investments	$292,442	$261,782	$237,260
Dividend income	2,159	3,426	1,816
Other income	9,502	7,751	22,174
Total investment income from non-controlled, non-affiliated investments	304,103	272,959	261,250
Investment income from non-controlled, affiliated investments:
Interest from investments	133	838	4,606
Dividend income	—	740	—
Other income	—	—	368
Total investment income from non-controlled, affiliated investments	133	1,578	4,974
Investment income from controlled, affiliated investments:
Interest from investments	5,064	4,039	3,809
Other income	5	17	4
Total investment income from controlled, affiliated investments	5,069	4,056	3,813
Total Investment Income	309,305	278,593	270,037
Expenses
Interest	62,991	38,825	39,402
Management fees	39,900	37,081	32,105
Incentive fees on net investment income	33,401	33,062	31,483
Incentive fees on net capital gains	(8,864)	13,507	1,421
Professional fees	7,192	6,586	6,775
Directors’ fees	736	743	825
Other general and administrative	5,427	6,236	5,262
Total expenses	140,783	136,040	117,273
Management fees waived (Note 3)	(427)	(190)	—
Net Expenses	140,356	135,850	117,273
Net Investment Income Before Income Taxes	168,949	142,743	152,764
Income taxes, including excise taxes	2,622	384	5,760
Net Investment Income	166,327	142,359	147,004
Unrealized and Realized Gains (Losses)
Net change in unrealized gains (losses):
Non-controlled, non-affiliated investments	(70,085)	17,938	10,304
Non-controlled, affiliated investments	(14,350)	14,350	2,785
Controlled, affiliated investments	8,054	17,450	18,862
Translation of other assets and liabilities in foreign currencies	8,721	(591)	(5,068)
Interest rate swaps	(6,748)	(6,699)	6,812
Income tax provision	(561)	(1,902)	—
Total net change in unrealized gains (losses)	(74,969)	40,546	33,695
Realized gains (losses):
Non-controlled, non-affiliated investments	1,072	28,849	25,382
Non-controlled, affiliated investments	13,608	(33)	7,854
Controlled, affiliated investments	55	—	(36,352)
Extinguishment of debt	—	—	739
Interest rate swaps	2,251	—	(62)
Foreign currency transactions	(291)	59	(152)
Total net realized gains (losses)	16,695	28,875	(2,591)
Total Net Unrealized and Realized Gains (Losses)	(58,274)	69,421	31,104
Increase in Net Assets Resulting from Operations	$108,053	$211,780	$178,108
Earnings per common share—basic	$1.38	$2.93	$2.65
Weighted average shares of common stock outstanding—basic	78,197,826	72,169,488	67,209,078
Earnings per common share—diluted	$1.38	$2.79	$2.65
Weighted average shares of common stock outstanding—diluted	78,197,826	77,702,258	67,209,078

The Company’s investment activity for the years ended December 31, 2022, 2021 and 2020 is presented below (information presented herein is at par value unless otherwise indicated).

	For the Year Ended December 31,
($ in millions)	2022	2021	2020
New investment commitments:
Gross originations	$4,240.9	$4,269.9	$3,296.8
Less: Syndications/sell downs	3,156.7	3,152.5	2,112.1
Total new investment commitments	$1,084.2	$1,117.4	$1,184.7
Principal amount of investments funded:
First-lien	$761.7	$1,022.1	$909.6
Second-lien	—	43.5	5.2
Mezzanine	—	6.1	4.1
Equity and other	44.8	—	7.2
Structured credit	57.5	45.7	12.9
Total	$864.0	$1,117.4	$939.0
Principal amount of investments sold or repaid:
First-lien	$645.4	$962.6	$922.1
Second-lien	—	5.8	4.4
Mezzanine	—	—	—
Equity and other	4.3	31.7	12.5
Structured credit	4.1	4.4	2.3
Total	$653.8	$1,004.5	$941.3
Number of new investment commitments in new portfolio companies	65	25	31
Average new investment commitment amount in new portfolio companies	$14.6	$47.5	$30.9
Weighted average term for new investment commitments in new portfolio companies (in years)	6.1	5.3	4.6
Percentage of new debt investment commitments at floating rates (1)	98.9%	99.5%	98.8%
Percentage of new debt investment commitments at fixed rates	1.1%	0.5%	1.2%
Weighted average interest rate of new investment commitments	11.9%	9.2%	10.2%
Weighted average spread over reference rate of new floating rate investment commitments	7.8%	9.0%	10.0%
Weighted average interest rate on investments sold or paid down	9.9%	9.1%	9.7%

1.

Includes one fixed rate investment for the year ended December 31, 2020 and two fixed rate investments for the year ended December 31, 2019 for which we entered into interest rate swap agreements to swap to floating rates.

About Sixth Street Specialty Lending

Sixth Street Specialty Lending is a specialty finance company focused on lending to middle-market companies. The Company seeks to generate current income primarily in U.S.-domiciled middle-market companies through direct originations of senior secured loans and, to a lesser extent, originations of mezzanine loans and investments in corporate bonds and equity securities. The Company has elected to be regulated as a business development company, or a BDC, under the Investment Company Act of 1940 and the rules and regulations promulgated thereunder. The Company is externally managed by Sixth Street Specialty Lending Advisers, LLC, an affiliate of Sixth Street and a Securities and Exchange Commission (“SEC”) registered investment adviser. The Company leverages the deep investment, sector, and operating resources of Sixth Street, a global investment firm with $65 billion in assets under management and committed capital. For more information, visit the Company’s website at https://sixthstreetspecialtylending.com.

About Sixth Street

Sixth Street is a global investment firm with $65 billion in assets under management and committed capital. The firm uses its long-term flexible capital, data-enabled capabilities, and One Team culture to develop themes and offer solutions to companies across all stages of growth. Founded in 2009, Sixth Street has more than 400 team members including over 180 investment professionals around the world. For more information, visit https://sixthstreet.com or follow Sixth Street on LinkedIn.

Forward-Looking Statements

Statements included herein may constitute “forward-looking statements,” which relate to future events or the Company’s future performance or financial condition. These statements are not guarantees of future performance, conditions or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in the Company’s filings with the Securities and Exchange Commission. The Company assumes no obligation to update any such forward-looking statements.

Non-GAAP Financial Measures

Adjusted net investment income and adjusted net income are each non-GAAP financial measures, which represent net investment income and net income, respectively, in each case less the impact of accrued capital gains incentive fee expenses. The Company believes that adjusted net investment income and adjusted net income provide useful information to investors regarding the fundamental earnings power of the business, and these figures are used by the Company to measure its financial condition and results of operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP.

Investors:

Cami VanHorn, 469-621-2033
Sixth Street Specialty Lending
IRTSLX@sixthstreet.com

Media:

Patrick Clifford, 617-793-2004
Sixth Street
PClifford@sixthstreet.com